Exhibit 99.1

For more information, contact:

Financial Inquiries:

Andrew Zappelli

Macromedia, Inc.

(415) 252-2106

ir@macromedia.com

Media Inquiries:

Megan Kirkwood

Macromedia, Inc.

(415) 252-2225

mkirkwood@macromedia.com

Macromedia, Inc (Nasdaq: MACR)

Summary Financial Results

(in millions, except per share data and percentages)

	Three Months Ended June 30
	2003	2002
Net Revenues	$83.1	$84.3
EPS – GAAP	$0.10	$(0.03)
EPS – Pro Forma	$0.11	$0.00

Macromedia Reports First Quarter Fiscal Year 2004 Results

SAN FRANCISCO, Calif. — July 23, 2003 – Macromedia, Inc. (Nasdaq: MACR) today announced first quarter of fiscal year 2004 results. Net revenues for the three months ended June 30, 2003 were $83.1 million, compared with net revenues of $84.3 million reported in the comparable period a year ago. Net income for the three months ended June 30, 2003, was $6.7 million or $0.10 per diluted share, compared to a net loss of $2.0 million or $0.03 per share for the comparable quarter a year ago. Pro forma net income for the first quarter of fiscal year 2004 was $7.0 million or $0.11 per diluted share, compared to a pro forma net income of $0.1 million or $0.00 per share for the first quarter of fiscal year 2003.

“While our core products continue to lead the industry, our new offerings like Contribute 2, Breeze Live, and Flash for Mobile are starting to really gain traction,” said Rob Burgess, chairman and CEO, Macromedia. “We are all very excited about all the new software and solutions we are bringing to market to streamline the process of making great digital experiences.”

Business Initiatives Update

During the quarter, Macromedia continued to make significant strides in its three key markets of design/development; information convenience; and mobile solutions.

Design/Development

Macromedia Studio MX, the most successful product in Macromedia history, maintained its strong competitive position a full year after its introduction. The individual products within the Studio solution also remained solid, with Macromedia Dreamweaver MX standing as the company’s largest individual product with leading market share for the professional web development space.

The MX family also continued to receive industry accolades, including Macromedia Flash winning the “Best Business Productivity Product or Service” category at the SIIA 18th Annual Codie Awards and Macromedia ColdFusion MX receiving a “13th Annual Jolt & Productivity Award” from Software Development Magazine.

Information Convenience

Introduced this past year, the Information Convenience product family provides solutions that enable non-technical professionals to create and deliver great digital experiences without technical training.

Macromedia Contribute, which enables users to easily update web content with the ease-of-use of word processing, has sold more than 70,000 units since its introduction in December 2002. Macromedia Contribute 2, which includes Mac OSX support, secure FTP and PayPal integration, is expected to ship in August.

Macromedia Breeze adoption has accelerated this quarter, with more than 50,000 presentations converted to Breeze to date and customer wins including Barclays Global Investors and the City of Los Angeles. In July, Macromedia introduced Macromedia Breeze Live, the latest add-on module for the Macromedia Breeze presentation platform. Expected to ship in August, Macromedia Breeze Live enables companies to train and communicate online in real-time through integrated video, audio, and desktop screen sharing.

Mobile

During the quarter, NTT DoCoMo, one of the world’s premier mobile operators, began shipping Macromedia Flash Player in every one of their next-generation 505i i-mode mobile phones. Hand-sets from Mitsubishi, Sony/Ericsson, Sharp, Fujitsu and NEC have been released to the market, with hundreds of thousands sold to date. In addition to mobile phones, we have signed license agreements for the Macromedia Flash Player for devices including PDAs, children’s toys, TV set-top boxes, and home automation systems. We also signed ten new embedded flash partners this quarter.

Business Outlook — Second Quarter Fiscal Year 2004

For the quarter ending September 30, 2003, Macromedia expects net revenues to be in the range of $85 to $90 million, with gross margins in the 88 to 90 percent range, and operating profit margin between 8 and 12 percent on a pro forma basis. For the fiscal year ending March 31, 2004, the company reaffirms its previous guidance, expecting revenue to increase from the previous fiscal year by 10 to 20 percent and operating profit margin to be between 10 and 20 percent on a pro forma basis. These forward-looking statements are subject to risks and uncertainties discussed below and actual results may differ materially.

Pro Forma Results

Macromedia’s pro forma results for the three months ended June 30, 2003 and 2002, differ from results reported under U.S. GAAP due to adjustments for the following items reported in its condensed consolidated results from operations:

•	Non-cash charges for:

•	The amortization of deferred stock compensation resulting from the issuance of stock options to employees at an exercise price below the fair-market value on the date of grant;

•	The amortization of acquired intangible assets;

•	Cash gain from a non-marketable cost-basis investment;

•	Losses on non-marketable cost-basis and available-for-sale investments resulting from an other-than-temporary decline in the fair-market value of these investments;

•	The reversal of a previously recorded litigation charge.

Pro forma results for the three months ended June 30, 2003 and 2002, reflect an assumed tax rate of 20 percent. See the attached financial table for a reconciliation of GAAP and pro forma results.

Conference Call

Macromedia’s first quarter fiscal year 2004 financial results teleconference is scheduled to begin at 2:30 p.m. Pacific Time / 5:30 p.m. Eastern Time on Wednesday, July 23, 2003. In addition to the teleconference, a Macromedia Breeze presentation will be available on our website before the teleconference begins. To access the presentation, please visit http://www.macromedia.com/MACR/. After the conclusion of the teleconference, a replay of the conference call will be available on the company’s website.

About Macromedia

Experience matters. Macromedia, Inc. (www.macromedia.com) is motivated by the belief that great experiences build great businesses. Our software empowers millions of business users, developers, and designers to create and deliver effective, compelling and memorable experiences – on the Internet, on fixed media, on wireless, and on digital devices.

Cautionary Note about Forward Looking Statements

Matters discussed in this news release may be considered forward looking statements, including those under the heading “Business Outlook” that relate to expected future financial results which involve risks and uncertainties, including those related to customer acceptance of new products and services and new versions of existing products, the risk of integrating newly acquired technologies and products, the impact of competition, the risk of delays in product development and release dates, the economic condition in the domestic and significant international markets in which the company operates, dependence on the growth of the Internet, quarterly fluctuations of the operating results, the dependence on distributors and risks of product returns, volatility of the company’s stock and other risks detailed from time to time in the company’s SEC reports, including without limitation, its annual report on Form 10-K for the fiscal year ended March 31, 2003, and its quarterly reports on Form 10-Q, as they may be updated or amended with future filings. The actual results the company achieves may differ materially from any forward looking statements due to such risks and uncertainties.

NOTE: Macromedia, the Macromedia logo, Macromedia Dreamweaver, Macromedia Flash, Macromedia Contribute, Macromedia Breeze are trademarks or registered trademarks of Macromedia, Inc., which may be registered in the United States and internationally. Other product or service names mentioned herein are the trademarks of their respective owners.

MACROMEDIA, INC.

Condensed Consolidated Statements of Operations

Impact of Pro Forma Adjustments on Reported Net Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three months ended June 30, 2003				Three months ended June 30, 2002
	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma
Net revenues	$83,064	$—		$83,064	$84,294	$—		$84,294
Cost of revenues	7,341	—		7,341	11,093	(16	)(A)	11,077

Gross profit	75,723	—		75,723	73,201	16		73,217

Operating expenses:
Sales and marketing	34,676	—		34,676	37,396	(44	)(A)	37,352
Research and development	23,300	—		23,300	26,372	(31	)(A)	26,341
General and administrative	9,702	—		9,702	10,613	(9	)(A)	10,604
Amortization of intangible assets	414	(414	)(B)	—	3,364	(3,364	)(B)	—

Total operating expenses	68,092	(414)		67,678	77,745	(3,448)		74,297

Operating income (loss)	7,631	414		8,045	(4,544)	3,464		(1,080)
Other income:
Interest income and other, net	717	—		717	1,148	—		1,148
Gain (loss) on investments	65	(65	)(C)	—	(803)	803	(C)	—
Litigation settlement	—	—		—	2,822	(2,822	)(D)	—

Total other income	782	(65)		717	3,167	(2,019)		1,148

Income (loss) before income taxes	8,413	349		8,762	(1,377)	1,445		68
Provision for income taxes	(1,683)	(69	)(E)	(1,752)	(607)	593	(E)	(14)

Net income (loss) applicable to common stockholders	$6,730	$280		$7,010	$(1,984)	$2,038		$54

Net income (loss) per common share
Basic	$0.11				$(0.03)
Diluted	$0.10			$0.11	$(0.03)			$0.00
Weighted average common shares outstanding used for basic and diluted income per common share
Basic	61,670				59,550
Diluted	65,480			65,480	59,550			62,940

Macromedia’s pro forma results for the three months ended June 30, 2003 and 2002 differ from results reported under U.S. GAAP due to adjustments for the following items reported in its consolidated statements of operations:

(A)	The amortization of non-cash stock compensation resulting from the issuance of stock options to employees at an exercise price below the fair-market value on the date of grant of $100 during the three months ended June 30, 2002.
(B)	The amortization of intangible assets of $414 and $3,364 during the three months ended June 30, 2003 and 2002, respectively.
(C)	A cash gain from investments of $65 during the three months ended June 30, 2003 and a loss on investments of $803 resulting from the other-than-temporary decline in the fair-market value of the investments during the three months ended June 30, 2002.
(D)	The reversal of a previously-recorded litigation charge of $2,822 related to a patent infringement case, in which the company and the plaintiff entered into a settlement agreement whereby the claims of both parties were dismissed.
(E)	Pro forma results for the three months ended June 30, 2003 and 2002 reflect an assumed tax rate of 20 percent, reflecting U.S. federal and state income taxes and foreign taxes at rates other than U.S. statutory rates.

MACROMEDIA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

ASSETS	June 30, 2003	March 31, 2003
Current assets:
Cash, cash equivalents and short-term investments	$243,058	$215,586
Accounts receivable, net	24,648	27,610
Prepaid expenses and other current assets	12,029	13,546
Deferred income taxes	10,314	10,314

Total current assets	290,049	267,056
Property and equipment, net	31,715	34,856
Goodwill, net	201,392	201,392
Other intangible assets, net	3,960	4,526
Other long-term assets	18,339	19,593

Total Assets	$545,455	$527,423

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,144	$6,714
Accrued liabilities and income taxes payable	50,320	49,735
Accrued restructuring	10,135	11,024
Unearned revenues	30,432	33,916

Total current liabilities	98,031	101,389
Accrued restructuring, non-current	17,659	20,064
Other long-term liabilities	6,422	6,440

Total liabilities	122,112	127,893
Total stockholders’ equity	423,343	399,530

Total Liabilities and Stockholders’ Equity	$545,455	$527,423